As filed with the Securities and Exchange Commission on April 20, 2007 Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Toronto-Dominion Bank

(Exact name of Registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	13-5640479 (I.R.S. Employer Identification Number)

P.O. Box 1
Toronto-Dominion Centre
King Street West and Bay Street
Toronto, Ontario M5K1A2
Canada
(416) 982-8222
(Address, including zip code, of Registrant’s principal executive office)

TD Banknorth Inc. Amended and Restated 40l(k) Plan, as amended
Amended and Restated Banknorth Group, Inc. 1995 Stock Option Plan for Non-Employee Directors
American Bank of Connecticut 1993 Incentive Stock Option Plan
American Bank of Connecticut 1998 Incentive Stock Option Plan
American Financial Holdings, Inc. 2000 Stock-Based Incentive Plan
Banknorth Group, Inc. 1997 Equity Compensation Plan
CCBT Bancorp, Inc. Stock Option Plan
CCBT Financial Companies, Inc. 2001 Directors’ Stock Option Plan, as amended
CFX Corporation 1997 Long-Term Incentive Plan
Evergreen Bancorp, Inc. 1995 Directors Stock Option Plan, as amended
Evergreen Bancorp, Inc. Amended and Restated 1995 Stock Incentive Plan
HUBCO, Inc. 1995 Stock Option Plan
Hudson United Bancorp 1999 Stock Option Plan
Hudson United Bancorp 2002 Stock Option Plan
Ipswich Savings Bank 1992 Incentive and Nonqualified Stock Option Plan
SIS Bancorp, Inc. Stock Option Plan
TD Banknorth Inc. 1996 Equity Incentive Plan, as amended
TD Banknorth Inc. Amended and Restated 2003 Equity Incentive Plan
Warren Bancorp, Inc. 1995 Incentive and Non-Qualified Stock Option Plan
(Full title of the Plan)

Brendan O’Halloran
The Toronto-Dominion Bank
31 West 52nd Street
New York, New York 10019-6101
(212) 468-0610

(Name, address, including zip code, and telephone number, including area code, of Registrant’s agent for service) Copies to:
Lee Meyerson Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (a)(b)	Proposed Maximum Offering Price Per Share (c)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, without par value	4,700,000	$61.315	$288,180,500	$8,847.15

(a)
The number of Common Shares being registered hereby shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the provisions of the plans described herein.

(b)	The shares are issuable pursuant to the TD Banknorth Inc. Amended and Restated 401(k) Plan — 500,000 Shares, and the stock option plans listed above—4,200,000.

(c)
Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the Common Shares reported on the New York Stock Exchange Composite Tape on April 19, 2007.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the TD Banknorth Inc. Amended and Restated 401(k) Plan, as amended.

EXPLANATORY NOTE

Effective as of April 20, 2007, pursuant to an Agreement and Plan of Merger, dated November 19, 2006 (the “Merger Agreement”), among The Toronto-Dominion Bank (the “Company” or “Registrant”), Bonn Merger Co., a wholly-owned subsidiary of the Registrant and TD Banknorth Inc. (“TD Banknorth”), the Registrant acquired all of the issued and outstanding shares of TD Banknorth that were not previously owned by the Registrant and, as a result of the transaction, TD Banknorth became a wholly-owned subsidiary of the Registrant.

Pursuant to the terms of the Merger Agreement, upon completion of the transactions contemplated by the Merger Agreement, each outstanding and unexercised option to purchase shares of TD Banknorth common stock that would not expire on or before December 31, 2008, whether or not vested or exercisable, was converted into an option (“Converted Option”) to acquire common shares, without par value, of the Registrant (“Common Shares”), according to a formula set forth in the Merger Agreement. Further, in connection with the completion of the transactions contemplated by the Merger Agreement, effective as of April 20, 2007, TD Banknorth common stock was eliminated as an eligible investment option under the TD Banknorth Inc. Amended and Restated 401(k) Plan, as amended (the “401(k) Plan”) and the TD Banknorth Stock Fund was liquidated, leaving the Common Shares as the only available employer stock investment option under the 401(k) Plan, through the TD Bank Stock Fund.

This registration statement on Form S-8 is being filed for the purpose of registering Common Shares (i) issuable upon the exercise of Converted Options outstanding under the plans listed on the cover page of this registration statement and (ii) to be offered to employees of TD Banknorth under the 401(k) Plan.
.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant or the 401(k) Plan with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement.

(a)
The Company’s Annual Report on Form 40-F for the fiscal year ended October 31, 2006, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)	Form 6-K for the month of December, dated December 13, 2006.

(c)	Form 6-K for the month of December, dated December 15, 2006.

(d)	Form 6-K for the month of February, dated February 22, 2007.

(e)	Form 6-K for the month of February, dated February 23, 2007.

(f)	Form 6-K for the month of February, dated February 26, 2007.

(g)	Form 6-K for the month of April, dated April 17, 2007.

(h)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2005.

(i)	The description of the Company’s Common Shares contained in the Company’s Registration Statement on Form 8-A filed on August 22, 1996.

All documents filed by the Company or the 401(k) Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Act”) after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable because the shares are registered under Section 12 of the Act.

Item 5. Interests of Named Experts and Counsel.

Christopher A. Montague, Executive Vice President and General Counsel of the Registrant, owns or has the right to acquire Common Shares of the Registrant in an amount that does not exceed 0.02% of the outstanding Common Shares of the Registrant.

Item 6. Indemnification of Directors and Officers.

 Under the Bank Act of Canada, a bank may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their fiduciary duties. However, except in respect of an action by or on behalf of the bank to procure a judgment in its favor, the bank may indemnify a director or officer, a former director or officer or another person who acts or acted at the bank's request as a director or officer or in a similar capacity for another entity, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal, administrative, investigative or other or proceeding in which he or she was involved because of that association with the bank or other entity, if:

(1) that person acted honestly and in good faith with a view to the best interests of, as the case may be, the bank or the other entity for which they acted at the bank’s request as a director or officer or in a similar capacity; and

(2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her impugned conduct was lawful.

These individuals are entitled to an indemnity from the bank if the person was substantially successful on the merits of his or her defense of the action or proceeding and fulfilled the conditions set out in (1) and (2) above. A bank may, with the approval of a court, also indemnify that person regarding an action by or on behalf of the bank or entity to procure a judgment in its favor, in which he or she was involved because of that association with the bank or other entity, if he or she fulfills the conditions set out in (1) and (2) above.

The Registrant's by-laws provide that subject to the limitations contained in the Bank Act of Canada, but without limit to the right of the Registrant to indemnify any person under the Bank Act of Canada or otherwise, the Registrant will indemnify a director or officer or a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer or in a similar capacity for another entity, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she was involved because of that association with the Registrant or other entity if: (i) such person acted honestly and in good faith with a view to the best interests of, as the case may be, the Registrant or the other entity for which they acted at the Registrant’s request as a director or officer or in a similar capacity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person's conduct was lawful. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant maintains directors' and officers' liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of the Registrant and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Christopher A. Montague.

23.1	Consent of Ernst & Young LLP.

24.1	Power of Attorney.

99.1	TD Banknorth Inc. Amended and Restated 401(k) Plan.

99.2	Amendment No. 1 to the TD Banknorth Inc. Amended and Restated 401(k) Plan.

99.3	Amendment No. 2 to the TD Banknorth Inc. Amended and Restated 401(k) Plan.

99.4	Amendment No. 3 to the TD Banknorth Inc. Amended and Restated 401(k) Plan.

99.5	Amendment No. 4 to the TD Banknorth Inc. Amended and Restated 401(k) Plan.

99.6	Amendment No. 5 to the TD Banknorth Inc. Amended and Restated 401(k) Plan.

99.7	Amended and Restated Banknorth Group, Inc. 1995 Stock Option Plan for Non-Employee Directors.

99.8	American Bank of Connecticut 1993 Incentive Stock Option Plan.

99.9	American Bank of Connecticut 1998 Incentive Stock Option Plan.

99.10	American Financial Holdings, Inc. 2000 Stock-Based Incentive Plan.

99.11	Banknorth Group, Inc. 1997 Equity Compensation Plan.

99.12	CCBT Bancorp, Inc. Stock Option Plan.

99.13	CCBT Financial Companies, Inc. 2001 Directors’ Stock Option Plan.

99.14	First Amendment to CCBT Financial Companies, Inc. 2001 Directors’ Stock Option Plan.

99.15	CFX Corporation 1997 Long-Term Incentive Plan.

99.16	Evergreen Bancorp, Inc. 1995 Directors Stock Option Plan.

99.17	Amendment No. 1 to Evergreen Bancorp, Inc. 1995 Directors Stock Option Plan.

99.18	Evergreen Bancorp, Inc. Amended and Restated 1995 Stock Incentive Plan.

99.19	HUBCO, Inc. 1995 Stock Option Plan.

99.20	Hudson United Bancorp 1999 Stock Option Plan.

99.21	Hudson United Bancorp 2002 Stock Option Plan.

99.22	Ipswich Savings Bank 1992 Incentive and Nonqualified Stock Option Plan.

99.23	SIS Bancorp, Inc. Stock Option Plan.

99.24	TD Banknorth Inc. 1996 Equity Incentive Plan.

99.25	Amendment No. 1 to TD Banknorth Inc. 1996 Equity Incentive Plan.

99.26	TD Banknorth Inc. Amended and Restated 2003 Equity Incentive Plan.

99.27	Warren Bancorp, Inc. 1995 Incentive and Non-Qualified Stock Option Plan.

With respect to the 401(k) Plan, in lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Registrant hereby undertakes that it will submit or has submitted the 401(k) Plan, and any amendments thereto, to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to quality the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

 Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability of the Registrant under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada on the 20th day of April, 2007.

THE TORONTO-DOMINION BANK

By:	/s/ Christopher A. Montague
Name: Christopher A. Montague
Title: Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated

Signature	Title	Date

/s/ W. Edmund Clark W. Edmund Clark	President, Chief Executive Officer and Director (principal executive officer)	April 20, 2007

/s/ Colleen M. Johnston Colleen M. Johnston	Executive Vice President and Chief Financial Officer (principal financial officer)	April 20, 2007

/s/ Kelvin Tran Kelvin Tran	Vice President and Chief Accountant (principal accounting officer)	April 20, 2007

/s/ Brendan O’ Halloran Brendan O’ Halloran	Authorized Representative in the United States	April 20, 2007

/s/ John M. Thompson John M. Thompson	Chairman of the Board	April 20, 2007

/s/ William E. Bennett William E. Bennett	Director	April 20, 2007

/s/ Hugh J. Bolton Hugh J. Bolton	Director	April 20, 2007

/s/ John L. Bragg John L. Bragg	Director	April 20, 2007

/s/ Wendy K. Dobson Wendy K. Dobson	Director	April 20, 2007

/s/ Darren Entwistle Darren Entwistle	Director	April 20, 2007

/s/ Donna M. Hayes Donna M. Hayes	Director	April 20, 2007

/s/ Henry H. Ketcham Henry H. Ketcham	Director	April 20, 2007

/s/ Pierre H. Lessard Pierre H. Lessard	Director	April 20, 2007

/s/ Harold H. MacKay Harold H. MacKay	Director	April 20, 2007

/s/ Brian F. MacNeill Brian F. MacNeill	Director	April 20, 2007

/s/ Irene R. Miller Irene R. Miller	Director	April 20, 2007

/s/ Roger Phillips Roger Phillips	Director	April 20, 2007

/s/ Wilbur J. Prezzano Wilbur J. Prezzano	Director	April 20, 2007

/s/ Helen K. Sinclair Helen K. Sinclair	Director	April 20, 2007

/s/ Christopher A. Montague Christopher A. Montague * Attorney-in-fact		April 20, 2007

Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan Administrator of the TD Banknorth Inc. Amended and Restated 401(k) Plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine on the 20th day of April, 2007.

TD BANKNORTH INC. AMENDED AND RESTATED 401(K) PLAN

By	/s/ Susan G. Shorey
Name: Susan G. Shorey
Title: Plan Administrator

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Christopher A. Montague.
23.1	Consent of Ernst & Young LLP.
24.1	Power of Attorney.
99.1	TD Banknorth Inc. Amended and Restated 401(k) Plan.
99.2	Amendment No. 1 to the TD Banknorth Inc. Amended and Restated 401(k) Plan.
99.3	Amendment No. 2 to the TD Banknorth Inc. Amended and Restated 401(k) Plan.
99.4	Amendment No. 3 to the TD Banknorth Inc. Amended and Restated 401(k) Plan.
99.5	Amendment No. 4 to the TD Banknorth Inc. Amended and Restated 401(k) Plan.
99.6	Amendment No. 5 to the TD Banknorth Inc. Amended and Restated 401(k) Plan.
99.7	Amended and Restated Banknorth Group, Inc. 1995 Stock Option Plan for Non-Employee Directors.
99.8	American Bank of Connecticut 1993 Incentive Stock Option Plan.
99.9	American Bank of Connecticut 1998 Incentive Stock Option Plan.
99.10	American Financial Holdings, Inc. 2000 Stock-Based Incentive Plan.
99.11	Banknorth Group, Inc. 1997 Equity Compensation Plan.
99.12	CCBT Bancorp, Inc. Stock Option Plan.
99.13	CCBT Financial Companies, Inc. 2001 Directors’ Stock Option Plan.
99.14	First Amendment to CCBT Financial Companies, Inc. 2001 Directors’ Stock Option Plan.
99.15	CFX Corporation 1997 Long-Term Incentive Plan.
99.16	Evergreen Bancorp, Inc. 1995 Directors Stock Option Plan.
99.17	Amendment No. 1 to Evergreen Bancorp, Inc. 1995 Directors Stock Option Plan.
99.18	Evergreen Bancorp, Inc. Amended and Restated 1995 Stock Incentive Plan.
99.19	HUBCO, Inc. 1995 Stock Option Plan.
99.20	Hudson United Bancorp 1999 Stock Option Plan.
99.21	Hudson United Bancorp 2002 Stock Option Plan.
99.22	Ipswich Savings Bank 1992 Incentive and Nonqualified Stock Option Plan.
99.23	SIS Bancorp, Inc. Stock Option Plan.
99.24	TD Banknorth Inc. 1996 Equity Incentive Plan.
99.25	Amendment No. 1 to TD Banknorth Inc. 1996 Equity Incentive Plan.
99.26	TD Banknorth Inc. Amended and Restated 2003 Equity Incentive Plan.
99.27	Warren Bancorp, Inc. 1995 Incentive and Non-Qualified Stock Option Plan.